UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  August 26, 2014
Diebold, Incorporated

(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio		44720-8077

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (330) 490-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 26, 2014, Diebold, Incorporated (the “Company”) entered into a First Amendment to Credit Agreement and Guaranty (the “First Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), and certain financial institutions named therein (the “Lenders”). The First Amendment modifies certain terms of the Credit Agreement, dated as of June 30, 2011, by and among the same parties (the “Credit Agreement”). The Company and certain specified wholly owned subsidiaries of the Company guarantee the payment in full of amounts due from the Company and its subsidiary borrowers under the Credit Agreement.
Pursuant to the terms of the First Amendment, the maturity date of the Credit Agreement has been extended from June 30, 2016 to August 26, 2019. In addition, among other things, pursuant to the terms of the First Amendment, the net lending commitment from the Lenders, collectively, has been increased from $500 million to $520 million.
The Agent and certain of the Lenders (and each of their respective subsidiaries or affiliates) have in the past provided, are currently providing and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.
The First Amendment is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
Description
10.1	First Amendment to Credit Agreement and Guaranty

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold, Incorporated
September 2, 2014	By:	/s/ Christopher A. Chapman
		Name:	Christopher A. Chapman
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number
Description
10.1	First Amendment to Credit Agreement and Guaranty